Exhibit 99.1


Union Financial Bancshares, Inc. Announces Year-End and Fourth Quarter
Earnings

    UNION, S.C.--(BUSINESS WIRE)--Oct. 22, 2003--Union Financial Bancshares, Inc. (NASDAQ: UFBS) announced earnings of $425,000 for the fourth quarter ending September 30, 2003 compared to earnings of $383,000 for the fourth quarter of 2002, a 10.97% increase. Earnings per share were $.22 per share (basic) for the fourth quarter of fiscal 2003 versus $.20 per share (basic) for the fourth quarter of fiscal 2002. Net income for the twelve-months ended September 30, 2003 was $1,859,000, or $.95 per share (basic), versus $1,744,000, or $.90 per share (basic), for the same period in 2002, a 6.59% increase.
    At September 30, 2003, assets totaled $341.3 million, a 9.76% increase from $311.0 million at September 30, 2002. Net loans receivable decreased $8.6 million or 5.36% to $152.9 million at September 30, 2003, compared to $161.6 million at September 30, 2002. Investment and mortgage-backed securities at September 30, 2003, increased 33.84% to $157.4 million from $117.6 million at September 30, 2002. Deposits at September 30, 2003, increased 9.95% to $220.2 million from $200.3 million at September 30, 2002.
    Commenting on the fourth quarter results, Dwight V. Neese, President and Chief Executive Officer, stated: "We are pleased to report our earnings performance improvement over the comparable periods in the previous year. Not only did our fourth quarter results show an earnings increase of 11% over the previous year quarter, our earnings per share also rose 10%. As we continue to reposition our company for long- term growth, the consumer and commercial loan portfolios increased 37.4% over the same period last year. We will continue to focus on our core operations over the coming quarters with the goal of continuing to build long-term value for our shareholders."
    The Company declared a quarterly dividend of $0.10 per share on its outstanding common stock, payable on November 17, 2003 to shareholders of record October 30, 2003.
    Union Financial Bancshares is the holding company for Provident Community Bank, which operates seven banking locations in the upstate area of South Carolina. At September 30, 2003, Union Financial had $341.3 million in total assets and stockholders' equity of $26.2 million.


Union Financial Bancshares, Inc.
Fourth Quarter - Fiscal Year Ending September 30, 2003

Financial Highlights
 ($ in thousands, except share data)

                                       Sept. 30,
Balance Sheet                       2003      2002  $ Change % Change
 Total assets                     $341,305  $310,968 $30,337    9.76%
 Cash and interest-bearing deposits  5,017     8,731  (3,714) -42.54%
 Investments & mortgage-backed
  securities                        157,438   117,633  39,805   33.84%
 Loans receivable (net)            152,921   161,576  (8,655)  -5.36%
 Goodwill & intangible assets        5,007     5,853    (846) -14.45%
 Deposits                          220,232   200,303  19,929    9.95%
 Advances & other borrowings        85,000    74,000  11,000   14.86%
 Stockholders' equity               26,216    27,198    (982)  -3.61%
 Number of outstanding shares    1,965,103 1,958,069   7,034    0.36%
 Book value per share               $13.34    $13.89  ($0.55)  -3.96%
 Tangible book value per share      $10.79    $10.90  ($0.11)  -0.99%


                                      Three Months      Twelve Months
                                          Ended             Ended
                                        Sept. 30,          Sept. 30,
Income Statement                     2003      2002     2003    2002
 Net interest income                $2,066    $2,068   $8,222  $8,586
 Provision for loan losses             120       300      725     990
 Net interest income after loan      1,946     1,768    7,497   7,596
 Noninterest income                    579       374    2,211   1,308
 Noninterest expense                 1,998     1,649    7,278   6,602
 Income tax                            102       110      571     558
 Net income                           $425      $383   $1,859  $1,744
 Earnings per share: Basic           $0.22     $0.20    $0.95   $0.90
 Earnings per share: Dilutive        $0.21     $0.19    $0.90   $0.86

                                            Twelve Months Ended
                                                 Sept. 30,
      Key Financial Ratios                   2003        2002
         Return on average assets            0.55%       0.59%
         Return on average stockholder       6.64%       7.06%
         Operating expense to average        2.17%       2.22%
         Capital to average assets          10.20%      11.83%

    CONTACT: Union Financial Bancshares, Inc.
             Dwight V. Neese, 864-429-1863